Adopted as of February 6, 2006,

as amended January 25, 2007

EXHIBIT 10.9a

CRC HEALTH GROUP, INC.

2006 MANAGEMENT INCENTIVE PLAN

1. DEFINED TERM

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards. Awards under the Plan are intended to compensate members of the Company’s management who contribute to the performance of the Company. Unless the Administrator determines otherwise, Awards to be granted under this Plan are expected to be substantially in the form attached hereto as Exhibit B. Unless the Administrator determines otherwise, Awards under the Plan are intended to be exempt from registration under the Securities Act of 1933, as amended, because they are exempt offers pursuant to a compensatory benefit plan in accordance with Rule 701. Unless the Administrator determines otherwise, Awards granted under the Plan are intended to be exempt from qualification under Section 25102(o) of the California Corporations Code.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan and the Award Agreements, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Except as otherwise provided by the express terms of an Award Agreement, all determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. An aggregate maximum of 5,554,051 shares of Class A Common and 617,117 shares of Class L Common may be delivered in satisfaction of Awards under the Plan and the Company’s 2006 Executive Incentive Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code and the regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan. Notwithstanding anything in this Section 4, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”), the total number of shares of Stock issuable upon the exercise of all outstanding Awards (together with options outstanding under any other stock plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the stockholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45

(b) Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company or any of its subsidiaries. No fractional shares of Stock will be delivered under the Plan.

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and shall furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement, the Participant agrees to the terms of the Award and of the Plan, to the extent not inconsistent with the express terms of the Award Agreement. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Transferability. During the lifetime of the Participant, an Award shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Award shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Administrator, in its discretion, and set forth in the Award Agreement evidencing such Award, an Award (except for an ISO which shall only be assignable pursuant to the first two sentences of this Section 6(a)(2)) shall be assignable or transferable subject to the applicable limitations, if any, described in Section 260.140.41 of Title 10 of the California Code of Regulations, Rule 701 under the Securities Act, and the General Instructions to Form S-8 Registration Statement under the Securities Act.

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable; provided, however, that (i) no Award shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Award and (ii) with the exception of an Award granted to an officer, a director or a non-employee consultant of the

Company (which Awards may become exercisable at whatever rate is determined by the Administrator), no Award shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the effective date of grant of such Award; provided that such Award may be subject to such reasonable forfeiture conditions as the Administrator may choose to impose and which are not inconsistent with Section 260.140.41 of the California Code of Regulations. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases: Immediately upon the cessation of Employment, an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and other Awards requiring exercise held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of three months or (ii) the period ending on the latest date on which such Award could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or disability, to the extent then exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Participant’s death or disability, as the case may be, or (ii) the period ending on the latest date on which such Award could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options and other Awards requiring exercise held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.

(4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

(5) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of potential appreciation in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to the Participant.

(6) Stockholders Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement.

(7) Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such Awards shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award requiring exercise. Except as otherwise permitted pursuant to Section 7(b)(1) hereof, (i) the exercise price of an Award requiring exercise will not be less than 100% of the fair market value of the Stock subject to the Award (to the extent consistent with Section 409A of the Code), determined as of the date of grant, and in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, the exercise price will not be less than 110% of the fair market value of the Stock subject to the Award, determined as of the date of grant and (ii) the purchase price of any Award not requiring exercise will not be less than 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or (b) if so permitted by the Administrator, (i) through the delivery of shares of Stock that have a fair market value equal to the exercise price, except where payment by delivery of shares would adversely affect the Company’s results of operations under Generally Accepted Accounting Principles or where payment by delivery of shares outstanding for less than six months would require application of securities laws relating to profit realized on such shares, (ii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (b)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after [insert ten years from plan adoption], but ISOs previously granted may extend beyond that date.

(5) Stock Options etc. Except as determined by the Administrator, no Stock Option shall be exercisable as to Shares of a single class but instead shall be exercisable only as to Units.

(c) Awards Not Requiring Exercise

Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Except as otherwise provided in an Award Agreement:

(1) Assumption or Substitution. In the event of a Corporate Transaction in which there is an acquiring or surviving entity, the Administrator may, unless the Administrator determines that doing so is inappropriate or unfeasible, provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or any entity controlling, controlled by or under common control with the acquiror or survivor, in each case on such terms and subject to such conditions (including vesting or other restrictions) as the Administrator determines are appropriate. Unless the Administrator determines otherwise, the continuation or assumption shall be done on terms and conditions consistent with Section 409A of the Code.

(2) Acceleration of Certain Awards. In the event of a Corporate Transaction (whether or not there is an acquiring or surviving entity) in which there is no assumption or substitution as to some or all outstanding Awards, the Administrator may provide (unless the Administrator determines otherwise, on terms and conditions consistent with Section 409A of the Code) for treating as satisfied any vesting condition on any such Award on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Corporate Transaction.

(3) Termination of Awards. Except as otherwise provided in an Award Agreement, each Award (unless assumed pursuant to the Section 7(a)(1)), will terminate upon consummation of the Corporate Transaction.

(4) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse in connection with the Corporate Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of Stock in connection with the Corporate Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes In, Distributions With Respect To And Redemptions Of The Stock

(1) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the Administrator shall, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make proportionate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a) and shall also make appropriate, proportionate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. Unless the Administrator determines otherwise, any adjustments hereunder shall be done on terms and conditions consistent with Section 409A of the Code.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code, where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company shall use best efforts to ensure, prior to delivering shares of Stock pursuant to the Plan or removing any restriction from shares of Stock previously delivered under the Plan, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. Neither the Company nor any Affiliate will be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the conditions set forth in the preceding sentence have been satisfied and all other conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Administrator.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.

11. WAIVER OF JURY TRIAL

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Arbitration. In the event the waiver in Section 11(a) is held to be invalid or unenforceable, if requested by the Company, the parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Plan or any Awards promptly by negotiations between themselves or their representatives who have authority to settle the controversy. If the matter has not been resolved within sixty (60) days of the initiation of such procedure, the Company may require that the parties submit the controversy to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate incentive plans of the type provided for in this Plan and who is chosen by the AAA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Cupertino, California, or any other location mutually agreed to between the parties. The arbitrator shall apply the law as established by decisions of the Delaware federal and/or state courts in deciding the merits of claims and defenses under federal law or any state or federal anti-discrimination law. The arbitrator is required to state, in writing, the reasoning on which the award rests. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate.

12. GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

13. MISCELLANEOUS PROVISIONS

(a) Requirement to Provide Information to Participants. The Company shall provide to each Participant and to each Participant who acquires Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

(b) Limitations on Timing of Awards. No Award granted to a Participant shall become vested or exercisable unless the Plan has been approved by the Company’s stockholders within 12 months before or after the date the Plan was adopted by the Board.

(c) Limitations Relating to Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall be determined in a manner not inconsistent with Section 260.140.50 of the California Code of Regulations and in a manner consistent with Section 409A of the Code.

(d) Voting Rights. Stock issued to a Participant pursuant to the Plan shall be subject to the rules regarding voting rights set forth in Section 260.140.1 of the California Code of Regulations.

(e) Term. The Plan will be deemed to terminate no later than 10 years from the earlier of the date the Plan was adopted by the Board or the date the Plan was approved by the Company’s stockholders.

EXHIBIT A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A of the Code, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months. In addition, any Affiliate must also meet the requirements of subsection (c) under Rule 701

“Award”: Any or a combination of the following:

(i) Stock Options,

(ii) Restricted Stock, and/or

(iii) Unrestricted Stock.

“Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.

“Board”: The Board of Directors of CRC Health Group, Inc.

“Cause”: In the case of any Participant, a termination by the Company or an Affiliate of the Participant’s Employment or a termination by the Participant of the Participant’s Employment, in either case following the occurrence of any of the following events: (i) the willful failure by the Participant to substantially perform his duties with the Company or any Affiliate (other than any such failure due to the Participant’s physical or mental illness); (ii) the Participant’s gross negligence, gross or willful misconduct or illegal conduct in the performance of his or her duties for the Company or any Affiliate which has resulted in or is reasonably expected to result in injury to the Company or any Affiliate; (iii) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony; or (iv) the breach by the Participant of any obligations under any written agreement or covenant with the Company or any of its Affiliates which breach has resulted in or is reasonably expected to result in injury to the Company or any Affiliates. Notwithstanding the foregoing, if the Participant is party to an employment or severance agreement with the Company that contains a definition of cause, such definition shall apply (in the case of such Participant) in lieu of the definition set forth in the preceding sentence.

“Class A Common”: Class A Common Stock of CRC Health Group, Inc., par value $.001 per share or another class of Class A Common Stock of the Company as designated by the Board.

“Class L Common”: Class L Common Stock of CRC Health Group, Inc., par value $.001 per share.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. For the avoidance of doubt, any reference to any section of the Code includes reference to any regulations (including proposed or temporary regulations) promulgated under that section and any IRS guidance thereunder.

“Committee”: One or more committees of the Board.

“Company”: CRC Health Group, Inc., a Delaware corporation, formerly known as CRCA Holdings, Inc.

“Corporate Transaction”: Any of the following: any sale of all or substantially all of the assets of the Company, change in the ownership of the capital stock of the Company, reorganization, recapitalization, merger (whether or not the Company is the surviving entity), consolidation, exchange of capital stock of the Company or other restructuring involving the Company, provided, that, in each case, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A of the Code would become payable under an Award by reason of a Corporate Transaction, it shall become payable only if the event or circumstances constituting the Corporate Transaction would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A of the Code.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A change in the capacity in which a Participant is employed by or renders services to the Company and/or its Affiliates, whether as an Employee, director, consultant or advisor, or a change in the entity by which the Participant is employed or to which the Participant rendered services, will not be deemed a termination of Employment so long as the Participant continues providing services in a capacity and to an entity described in Section 5. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Plan”: CRC Health Group, Inc. 2006 Management Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Stock”: Class A Common and Class L Common.

“Stockholders Agreement”: Stockholders Agreement, dated as of February 6, 2006, among the Company and certain Affiliates, stockholders and Participants.

“Stock Option”: An option entitling the recipient to acquire Units (or, to the extent permitted by Section 6(b)(5) hereof, shares of Stock) upon payment of the exercise price.

“Unit”: An undivided interest in 9 shares of Class A Common and 1 share of Class L Common, determined at the date of grant, as it may be adjusted as provided herein or in the Award Agreement.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

EXHIBIT B

Form of Option Agreement